EXHIBIT 10.2

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) is made effective as of December 13, 2016 (“Effective Date”) by and between BioMarin Pharmaceutical Inc., a Delaware corporation (the “Company”), and Jean-Jacques Bienaimé (“Employee”).

NOW THEREFORE, for good and valuable consideration (the receipt and adequacy of which are hereby acknowledged and agreed) the parties hereby covenant and agree as follows:

1.Title; Duties.  The Company hereby employs the Employee as Chief Executive Officer, to perform such duties consistent with his title and position as may be determined and assigned to him by the Company’s board of directors (the “Board”).  The Employee shall be based in San Rafael or Novato, California, provided that Employee acknowledges that his job duties may require significant travel.

2.Time and Effort.  The Employee agrees to devote substantially all of his professional employment time and effort to the performance of his duties as Chief Executive Officer of the Company and to perform such other duties consistent with his title and position as are reasonably assigned him from time to time by the Board.

3.Term.  The Company agrees to employ the Employee in accordance with the terms of this Agreement, which terms shall be effective commencing on the Effective Date and continuing thereafter until terminated pursuant to Section 6 (the “Term” of this Agreement).  A review of the Employee’s total compensation will be made by the Board of Directors of the Company (“Board”) at least annually in or about December of each year based on the overall performance of the Company and the Company’s assessment of the Employee’s contributions to the Company’s performance, although the Board shall not be under any obligation to make adjustments other than pursuant to its discretion.

4.Compensation; Benefits.

(a)Base Salary.  For all the services to be rendered by the Employee in any capacity hereunder, including services as an executive officer, the Company agrees to pay the Employee a base salary (“Base Salary”) of not less than (i) one million and fifty thousand dollars ($1,050,000) per annum during the period from the Effective Date through February 25, 2017, and (ii) one million and one hundred and five thousand dollars ($1,105,000) per annum beginning February 26, 2017.  Base Salary shall be payable in approximately equal installments in accordance with the Company’s customary payroll practices.  The foregoing annual compensation amount may be, from time to time, adjusted above the Base Salary specified above by action of the Board or appropriate Committee of the Board.  In the event the Base Salary is adjusted upward by the Board, such adjusted amount will be deemed to be the new Base Salary.

(b)Annual Bonus.  The Employee shall be entitled to participate in the Company’s generally applicable employee bonus program, with such targets and metrics as may be approved by the Board from time to time.

(c)Stock Options and Restricted Stock Units.  Employee was previously granted options to purchase certain shares of the Company’s common stock and certain restricted stock units (“RSUs”).  Nothing herein shall affect any stock options or RSUs previously granted to the Employee which shall continue to be governed by the applicable agreements and governing equity plan.  The Board may grant Employee additional equity awards in its discretion.  In addition, upon the consummation of a Change in Control (as defined in Section 7(b)), the vesting of all then-unvested options or RSUs granted to the Employee at any time shall be accelerated such that 100% of such options and RSUs shall be deemed immediately vested and exercisable as of the consummation of the Change in Control.  In addition, if any RSUs that would be deemed vested pursuant to this Section are subject to a performance vesting requirement, then the base number of such shares shall be deemed vested and exercisable as if the Company achieved at 100% of target levels for the year in which the employment termination occurs.  In no event shall any strategic multipliers apply to the base number of such shares.

(d)Benefits Plans.  The Employee also shall participate fully in all insurance, pension, retirement, deferred compensation, stock and stock option, stock purchase or similar compensation and benefit plans and programs pursuant to the terms of such plans or programs.  The Company shall maintain for the Employee’s benefit a fully-paid whole life insurance policy with a stated death benefit of $500,000, subject to the Employee’s satisfaction of any physical examination that the insurer may require as a qualification for coverage at standard rates for the Employee’s age category.

(e)Vacation.  The Employee shall be entitled to annual paid vacation time of four (4) weeks, accruing ratably over the course of each year of employment, to be taken at such time or times as the Employee may select, consistent with his obligations hereunder.  Vacation days not taken during an applicable fiscal year may be carried over to the extent permitted under the Company’s vacation policy to the following fiscal year pursuant such policy.

(f)Expenses.  The Company shall reimburse the Employee for all reasonable and customary travel, business and entertainment expenses incurred in connection with the Employee’s performance of his services hereunder in accordance with the policies and procedures established by the Company and paid promptly after the Employee makes a request therefore and no later than the end of the calendar year following the calendar year in which the expenses were incurred by the Employee.

(g)Withholding.  The amounts payable pursuant to this Agreement shall be subject to withholding for appropriate taxes, assessments or withholdings as required by applicable law.

5.Other Plans.  The Company and the Employee hereby agree that nothing contained herein is intended to or shall be deemed to affect any of the Employee’s rights as a participant under any retirement, stock option, stock purchase, pension, insurance, profit-sharing or similar plans of the Company now or hereafter declared to be in effect.  The Company recognizes that the Employee is induced to execute this Agreement and to accept compensation at the rate set forth herein in part because he expects to be a participant under such plans as are, from time to time, in effect for the Company’s executives and/or employees in general.

6.At-Will Employment; Termination of Employment; Severance.

(a)At-Will Employment.  Employee’s employment with the Company under this Agreement is employment “at will.”  The Employee may terminate Employee’s employment with Company at any time and for any reason whatsoever (or no reason) simply by notifying the Company.  Likewise, the Company may terminate Employee’s employment at any time, with or without Cause (as defined herein), and with or without advance notice.

(b)Employment Termination for Cause. In the event of a termination of Employee’s employment at any time by the Company for Cause (as defined herein), the Company shall be obligated only to pay the Employee the compensation due him up to the date of termination, all accrued, vested or earned benefits under any applicable benefit plan, and any other compensation to which the Employee is entitled under Section 4 up to and ending on the date of the Employee’s termination.

(c)Resignation Without Good Reason.  If at any time the Employee resigns without Good Reason (as defined herein, the benefits and compensation set forth in Section 4 are the only compensation and benefits that the Employee will receive.  The Employee agrees to give the Company at least four (4) weeks’ prior notice and in exchange the Company agrees to pay the Employee for all compensation Employee would be entitled to pursuant to Section 4 for such four (4)-week period as if Employee had not resigned without Good Reason.  Any resignation of the Employee hereunder, whether for Good Reason or otherwise, shall be deemed to include a resignation from all positions and in all capacities with the Company and its subsidiaries, including, without limitation, membership on the boards of directors (and committees thereof) of subsidiaries of the Company, and the Employee shall execute such documentation as requested by the Company with respect thereto.

(d)Employment Termination Without Cause; Resignation For Good Reason.  If Employee’s employment is terminated by the Company without Cause, or the Employee resigns for Good Reason (as both terms are defined herein), and if  on or within forty-five (45)  days after Employee’s last date of employment, Employee signs, dates and returns to the Company a general release of all known and unknown claims in the form prescribed by the Company, without alterations, and allows such release to become fully effective, then Employee will be eligible to receive the following severance benefits (the “Severance Benefits”):

(i)Termination Not in Connection with a Change in Control.  If such termination without Cause or resignation for Good Reason occurs at any time other than within twelve (12) months after the consummation of a Change in Control (as defined herein), and if such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder), then the Employee will be eligible to receive the following severance benefits:

(A)Severance Payment.  Employee shall receive the following amounts as cash severance, subject to required payroll deductions and withholdings: (i) an amount equal to 2.0 times the sum of Employee’s current annual base salary and target bonus for the calendar year in which the Employee’s employment terminates; and (ii) an amount equal to Employee’s target bonus for  the year of termination (prorated for that portion of the calendar year that Employee was employed by the Company) (collectively, the “Termination Compensation”).  The Termination Compensation shall be paid in a lump sum on the sixtieth (60th) day after Employee’s termination date.

(B)Vesting of Equity.  All stock option awards that have not vested as of the last date of Employee’s employment (the “Separation Date”) shall vest on the Separation Date.

(C)Health Insurance.  As an additional severance benefit, if Employee timely elects continued coverage under COBRA, the Company will also pay COBRA premiums to continue Employee’s coverage (including coverage for eligible dependents, if applicable) (“COBRA Premiums”) through the period (the “COBRA Premium Period”) starting on the Separation Date and ending on the earliest to occur of: (i) eighteen (18) months after the Separation Date; (ii) the date Employee becomes eligible for group health insurance coverage through a new employer; or (iii) the date Employee ceases to be eligible for COBRA continuation coverage for any reason, including plan termination.  In the event Employee becomes covered under another employer’s group health plan or otherwise cease to be eligible for COBRA during the COBRA Premium Period, Employee must immediately notify the Company in writing of such event.  Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot provide the COBRA premium benefits without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof pay Employee a taxable cash amount (the “Special Cash Payment”), which payment shall be made regardless of whether Employee or Employee’s qualifying family members elect COBRA continuation coverage, paid in monthly installments on the same schedule that the COBRA premiums would otherwise have been paid to the insurer, equal to the amount that the Company otherwise would have paid for COBRA insurance premiums.

(D)Outplacement Services. The Company will reimburse Employee for outplacement services and legal advice consistent with the Employee’s position that the Employee actually incurred in an amount not to exceed eighteen thousand dollars ($18,000).

(ii)Termination in Connection with a Change in Control.  If such termination without Cause or resignation for Good Reason occurs within the twelve (12) month period after the consummation of a Change in Control (as defined herein), then in lieu of the severance benefits set forth in Sections 6(d)(i)(A)-(D), Employee will be eligible to receive the following severance benefits:

(A)Severance Payment. Employee shall receive the following amounts as cash severance, subject to required payroll deductions and withholdings: (i) an amount equal to 3.0 times the sum of Employee’s current annual base salary and target bonus for the calendar year in which the Employee’s employment terminates; and (ii) an amount equal to Employee’s target bonus for the year of termination (prorated for that portion of the calendar year that Employee was employed by the Company) (collectively, the “Termination Compensation”).  The Termination Compensation shall be paid in a lump sum on the sixtieth (60th) day after Employee’s termination date.

(B)Health Insurance. The Company shall pay on behalf of the Employee the COBRA Premiums, or to the employee the Special Cash Payment, as applicable, through the COBRA Premium Period, under the terms and conditions set forth in Section 6(d)(i)(C), provided however, the “COBRA Premium Period” will start on the Separation Date and end on the earliest to occur of: (i) thirty-six (36) months after the Separation Date; (ii) the date Employee becomes eligible for group health insurance coverage through a new employer; or (iii) the date Employee ceases to be eligible for COBRA continuation coverage for any reason, including plan termination.  All other terms and conditions in Section 6(d)(i)(C) shall remain the same.

(C)Outplacement Services and Legal Advice. The Company shall provide outplacement services and legal advice under the terms and conditions set forth in Section 6(d)(i)(D) above.

(e)Employee’s Disability.  The Company shall be entitled, by providing written notice to the Employee, to terminate the Employee’s employment under this Agreement if the Employee shall become disabled (as defined herein).  If the Employee is eligible to receive benefits under the Company’s Long-Term Disability Plan, then the Company will pay the Employee additional compensation so that the total received by the Employee (after taking into consideration the amounts payable to the Employee under the Long-Term Disability Plan) equals the Termination Compensation provided under Section 6(d)(i)(A) or 6(d)(ii)(A), whichever is applicable.  If the Employee is not eligible to receive benefits under such plan, then Employee will upon termination of his employment for disability be entitled to receive the full Severance Benefits under Section 6(d), whichever is applicable.  Any delay or forbearance by the Company in exercising any such right to terminate this Agreement shall not constitute a waiver thereof.  Employee will not receive any Termination Compensation provided under Sections 6(d)(i)(A) or 6(d)(ii)(A).

(f)Employee’s Death.  The Employee’s employment will immediately terminate upon the death of the Employee.  The Employee’s surviving designated beneficiary, or, if none, the Employee’s estate, shall be entitled to receive the compensation due the Employee up to the date of the Employee’s death, all accrued, vested or earned benefits under any applicable benefit plan and any other compensation to which the Employee is entitled under this Agreement up to and ending on the date of the Employee’s death.  Should the Employee die during the time he is receiving the Termination Compensation set forth in Sections 6(d)(i)(A) or 6(d)(ii)(A) above, these payments shall be paid to the Employee’s surviving designated beneficiary, or, if none, to the Employee’s estate.

7.Definitions.  The following terms have the meaning set forth below wherever they are used in this letter agreement:

(a)“Cause” means any one or more of the following events: Employee (i) materially violates the provisions of the Confidentiality Agreement between the Company and Employee, (ii) is convicted of, or pleads nolo contendere to, any crime involving misuse or misappropriation of money or other property of the Company or any felony; (iii) exhibits repeated willful or wanton failure or refusal to perform his duties in furtherance of the Company’s business interest or in accordance with this Agreement, which failure or refusal is not remedied by the

Employee within thirty (30) days after notice from the Company; (iv) commits an intentional tort against the Company, which materially adversely affects the business of the Company; (v) commits any flagrant act of dishonesty or disloyalty or any act involving gross moral turpitude, which materially adversely affects the business of the Company; or (vi) exhibits immoderate use of alcohol or drugs which, in the opinion of an independent physician selected by the Company, impairs the Employee’s ability to perform his duties hereunder, provided that unsatisfactory business performance of the Company, or mere inefficiency, or good faith errors in judgment or discretion by the Employee shall not constitute grounds for termination for Cause hereunder.

(b)“Change in Control” means any one or more of the following events: (i) a merger, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, tender offer, exchange offer or other similar transaction as a result of which the persons that beneficially owned, directly or indirectly, the shares of the Company’s voting stock immediately prior to such transaction cease to beneficially own, directly or indirectly, shares of voting stock representing more than fifty percent (50%) of the total voting power of all outstanding classes of voting stock of the Company or the continuing or surviving corporation if the Company is not the continuing or surviving corporation in such transaction, or (ii) a sale of all or substantially all of the assets of the Company.

(c)“Disability” means such that Employee is unable to carry out his duties hereunder for four (4) consecutive calendar months or for a period aggregating one hundred twenty (120) days in any period of twelve (12) consecutive calendar months because of a physical or mental impairment.

(d)“Good Reason” means any one or more of the following events, absent the written consent of Employee or his approval of such event in his capacity as [insert title]: (i) a substantial reduction in the Employee’s duties, status, or reporting structure, in either case by reference to the position held by the Employee on the Effective Date; (ii) a relocation of the Employee’s assigned office more than fifty (50) miles from its then-current location; (iii) any material decrease in the Employee’s Base Salary, other than as part of a reduction (not exceeding twenty-five percent) that equitably applies to all of the Company’s executive officers; (iv) a material breach of this Agreement by the Company; provided, however, that an event that is or would constitute grounds for a resignation for Good Reason shall not constitute such grounds for a resignation for Good Reason unless (i) Employee first notifies the Company’s Board of Directors in writing of the event(s) within ninety (90) days after the initial occurrence of the event, (ii) the Company does not cure such event(s) within thirty (30) days after its receipt of the Employee’s written notice, and (iii) the Employee does not terminate his employment within thirty (30) days after the expiration of the cure period.

8.Section 280G:   If any payment or benefit (including payments and benefits pursuant to this Agreement) that Employee would receive in connection with a Change in Control from the Company or otherwise (“Transaction Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company shall cause to be determined, before any amounts of the Transaction Payment are paid to Employee, which of the following two alternative forms of payment would result in [his/her] receipt, on an after-tax basis, of the greater amount of the

Transaction Payment notwithstanding that all or some portion of the Transaction Payment may be subject to the Excise Tax: (1) payment in full of the entire amount of the Transaction Payment (a “Full Payment”), or (2) payment of only a part of the Transaction Payment so that Employee receives the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”).  For purposes of determining whether to make a Full Payment or a Reduced Payment, the Company shall cause to be taken into account all applicable federal, state and local income and employment taxes and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes).  If a Reduced Payment is made, (x) Employee shall have no rights to any additional payments and/or benefits constituting the Transaction Payment, and (y) reduction in payments and/or benefits shall occur in the manner that results in the greatest economic benefit to Employee as determined in this Section.  If more than one method of reduction will result in the same economic benefit, the portions of the Transaction Payment shall be reduced pro rata. Unless Employee and the Company otherwise agree in writing, any determination required under this Section shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon Employee and the Company for all purposes.  For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  Employee and the Company shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section.  The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section as well as any costs incurred by Employee with the Accountants for tax planning under Sections 280G and 4999 of the Code.

9.Compliance with Code Section 409A.  If any amounts or benefits payable under this Agreement on account of Employee’s termination of employment constitute deferred compensation subject to Section 409A of the Code, no payments or benefits shall be paid or provided until Employee incurs a separation from service within the meaning of Treas. Reg. § 1.409A-1(h) from the Company and any entity that would be considered a single employer with the Company under Code Sections 414(b) or 414(c) (“Separation from Service”).  If, at the time of Employee’s Separation from Service, the Employee is a “specified employee” (within the meaning of Code Section 409A and Treas. Reg. §1.409A-3(i)(2)), the Company will not pay or provide any “Specified Benefits” (as defined herein) during the six-month period (the “409A Suspension Period”) beginning immediately after the Employee’s Separation from Service.  For purposes of this Agreement, “Specified Benefits” are any amounts or benefits that would be subject to Code Section 409A penalties if the Company were to pay them, pursuant to this Agreement, on account of the Employee’s Separation from Service.

This Agreement is intended to comply with (or be exempt from) Code Section 409A, and the Company shall have complete discretion to interpret and construe this Agreement and any associated documents in any manner that establishes an exemption from (or otherwise conforms them to) the requirements of Code Section 409A.  If, for any reason including imprecision in drafting, the Agreement does not accurately reflect its intended establishment of an exemption from (or compliance with) Code Section 409A, as demonstrated by consistent interpretations or other evidence of intent, the provision shall be considered ambiguous and shall be interpreted by the Company in a fashion consistent herewith, as determined in the sole and absolute discretion of the Company.  The Company reserves the right to unilaterally amend this Agreement without the consent of the Employee in order to accurately reflect its correct interpretation and operation, as well as to maintain an exemption from or compliance with Code Section 409A.  Nevertheless, and notwithstanding any other provision of this Agreement, neither the Company nor any of its employees, directors, or their agents shall have any obligation to mitigate, nor to hold the Employee harmless from, any or all taxes (including any imposed under Code Section 409A) arising under this Agreement.

10.Choice of Law; Venue.  This Agreement shall be construed and performed in accordance to the laws (but not the conflicts of laws) of the State of California.  Venue of any proceeding shall be exclusively in the County of Marin in the foregoing state, and both parties consent and agree to such exclusive venue.

11.Arbitration. To ensure rapid and economical resolution of any disputes which may arise under this Agreement, Employee and the Company agree that any and all claims, disputes or controversies of any nature whatsoever arising from or regarding the interpretation, performance, negotiation, execution, enforcement or breach of this Agreement, Employee’s employment with the Company, or the termination of Employee’s employment from the Company, including but not limited to statutory claims, shall be resolved by confidential, final and binding arbitration conducted before a single arbitrator with JAMS, Inc. (“JAMS”) in San Francisco, California, in accordance with JAMS’ then-applicable arbitration rules, which can be found at http://www.jamsadr.com/rules-clauses/, and which will be provided to Employee upon request.  The parties acknowledge that by agreeing to this arbitration procedure, they waive the right to resolve any such dispute through a trial by jury, judge or administrative proceeding.  Employee will have the right to be represented by legal counsel at any arbitration proceeding.  The arbitrator shall:  (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based.  Nothing in this Agreement shall prevent either Employee or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.  The Company shall pay all filing fees in excess of those which would be required if the dispute were decided in a court of law, and shall pay the arbitrator’s fees and any other fees or costs unique to arbitration.  Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

12.Notices.  All notices provided for or permitted to be given pursuant to this Agreement must be in writing.  All notices shall be given to the other party by personal delivery, overnight courier (with receipt signature), or facsimile transmission (with “answerback” confirmation of transmission), to the Company or the Employee at the Company’s principal executive offices if to the Company or to the residential address of the Employee as contained in Employee’s personnel file if to Employee.  Each such notice shall be deemed effective upon the date of actual receipt in the case of personal delivery, receipt signature in the case of overnight courier, or confirmation of transmission in the case of facsimile.

13.Entire Agreement; Amendment.  This Agreement contains the sole and entire agreement of the parties and supersedes all prior agreements and understandings between the Employee and the Company regarding the Employee’s employment with the Company (including, without limitation, the Amended and Restated Employment Agreement by and between the Company and the Employee, effective as of January 1, 2009, as amended by Amendment No. 1 to the Amended and Restated Employment Agreement, effective as of December 17, 2012) and cannot be modified or changed by any oral or verbal promise or statement by whomsoever made; nor shall any written modification of it be binding upon the Company until such written modification shall have been approved in writing by the Board.

14.Waiver; Consent.  In the event any term or condition contained in this Agreement should be breached by any party and thereafter waived or consented to by the other party, which waiver or consent must be effectuated by a written instrument signed by the party against whom any waiver or consent is sought (and, in the case of the Company, approved by the Board), such waiver or consent shall be limited to the particular breach so waived or consented to and shall not be deemed to waive or consent to any other breach occurring prior or subsequent to the breach so waived or consented to.

15.Severability.  If any provisions of this Agreement or the application thereof to any person or circumstances shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the extent permitted by law.

16.Survival.  The provisions hereof which are to be performed or observed after the termination of this Agreement, and the representations, covenants and agreements of the parties contained herein with respect thereto shall survive the termination of this Agreement and be effective according to their terms.

17.Successors.  All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by and against the parties to this Agreement and the respective heirs, executors, and successors in interest; provided, however, that the duties of the Employee hereunder are personal in nature and may not be delegated without a written consent of the Company.

18.Assignment.  This Agreement and the rights and benefits contained herein may not be assigned by either party hereto, except by the Company in connection with a merger, consolidation, share exchange, business combination or other reorganization of the Company or a sale of all or substantially all of the Company’s business or assets.

19.Certain Representations, Covenants and Acknowledgements.

(a)The Employee represents that he is not subject to any employment, confidentiality, or other agreement or restriction that would prevent him from fully satisfying his duties under this Agreement or that would be violated if he did so.

(b)Without the Company’s prior written approval, the Employee agrees not to: (i) disclose proprietary information belonging to a former employer or other entity without its written permission; (ii) contact any former employer’s customers or employees to solicit their business or employment on behalf of the Company; or (iii) distribute announcements about or otherwise publicize his employment with the Company.

(c)The Employee acknowledges that he is free to seek advice from independent counsel with respect to this Agreement and the Employee has obtained such advice.  The Employee is not relying on any representation or advice from the Company or any of its officers, directors, attorneys or other representatives regarding this Agreement, its content or effect.

20.Construction.  The masculine pronoun, wherever used herein, shall be construed to include the feminine and the neuter, where appropriate. The singular form, wherever used herein, shall be construed to include the plural, where appropriate.

21.Drafting.  The parties represent and acknowledge that they both have participated in the preparation and drafting of this Agreement and have each given their approval to all of the language contained in this Agreement, and it is expressly agreed and acknowledged that if either party later claims that there is an ambiguity in the language of this Agreement, there shall be no presumption that such ambiguity be construed for or against either party hereto.

22.Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties to this Agreement have executed this Agreement as of the date indicated above.

BIOMARIN PHARMACEUTICAL INC.

By: /s/ G. Eric Davis

Name: G. Eric Davis
Its: EVP, General Counsel

EMPLOYEE

By: /s/ Jean-Jacques Bienaimé

Jean-Jacques Bienaimé

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